Exhibit 1

JOINT FILING AGREEMENT

     Joint Filing Agreement, dated as of August 30, 2011, is by and among Ruta Zandman, Marc Zandman and Ziv Shoshani (the “Reporting Persons”).

     Each of the Reporting Persons may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of Common Stock, par value $0.10 per share, of Vishay Intertechnology, Inc. beneficially owned by it from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the Reporting Persons hereby agree to be responsible for the timely filing of the Schedule 13D and any amendments thereto on behalf of the Reporting Persons, and for the completeness and accuracy of the information concerning itself contained therein. Each of the Reporting Persons hereby further agree to file this Joint Filing Agreement as an exhibit to the statement and each such amendment, as required by such rule.

     This Joint Filing Agreement may be terminated by any of the Reporting Persons upon one week’s prior written notice or such lesser period of notice as the Reporting Persons may mutually agree.

     Executed and delivered as of the date first above written.

/s/ Ruta Zandman
Ruta Zandman

/s/ Marc Zandman
Marc Zandman

/s/ Ziv Shoshani
Ziv Shoshani